Exhibit 10.1
APOLLO ENDOSURGERY 2022 BONUS PLAN
PURPOSE OF THE PLAN
The Apollo Endosurgery Bonus Plan (the “Plan”) is designed to reward eligible employees for their contributions toward the successful accomplishment of specific financial and strategic business objectives, and individual performance.
PERFORMANCE
Bonus amounts are determined based on both corporate performance and individual performance in relation to pre-established objectives.
Corporate Performance
Corporate performance will be measured based on the annual operating plan approved by the board of directors. Exceptions to this and modifications to this Bonus Plan can be made at any time at the board’s sole discretion.
Individual Performance
Individual performance will be measured based on the achievement of written and approved goals prepared for each participant by their manager. Objectives and goals are established at the beginning of each Plan Year and initially documented no later than the end of February of each year, but may be modified throughout the Plan Year as necessary or appropriate, with senior management approval. Objectives and goals will be expressed as specific, measurable performance or achievement in relation to key operating priorities for the participant’s department. Goal achievement is assessed by each individual’s manager and the manager assessment may be subject to executive override.
BONUS POOL CALCULATION AND ALLOCATIONS
The Plan will have two separately funded pools – a Corporate pool (the “Corporate Component”) and Individual pool (the “Individual Component”). The two together form the individual’s final bonus amount.
The bonus pools will have the following levels of achievement defined below:
•Individual Threshold – is solely determined at the discretion of the Board upon their end of year review of the overall Company’s financial condition and operating performance.
•Corporate Component Threshold – minimum Company financial performance required before any corporate component pool will be funded.
•Target – financial performance required before the corporate component is eligible to be funded at 100%.
A multiplier is applied for performance between the Corporate Threshold and Target to determine the percentage of the bonus pool that is funded, as well as performance that is above Target. The Corporate Bonus Pool can be up to 200% of target based on the achievement of above plan performance objectives.
Corporate Component for 2022
Three performance metrics for the corporate component for 2022 are as follows:
•50% weighting. Target achievement of 2022 Product revenues
•20% weighting. Target achievement of 2022 Gross Margin
•30% weighting. Target achievement of 2022 EBITDA*
*EBITDA: Earnings before interest, taxes, and depreciation, and excluding bonus and stock-based compensation.

Exhibit 10.1
BONUS POOL ADJUSTMENTS AND DIFFERENTIATION BY DEPARTMENT
The bonus pool may be allocated to individual departments by the Company’s Chief Executive Officer based on such matters as he may determine to be appropriate, including but not limited to the department’s contribution to the corporate performance for the year. For example, a department that exceeds its goals may receive a greater share of the total bonus pool than a department that under performs.
At the end of the Plan Year, the Company’s Chief Executive Officer may recommend adjustments to the bonus pool to the board of directors after consideration of key operating results. When calculating corporate performance for purposes of this Plan, the board of directors has the discretion to consider such matters as it determines to be appropriate, including any or all of the following:
•Extraordinary financial or corporate transactions that may occur during the plan year
•Effects of accounting changes
•Expenses for productivity initiatives
•Other non-operating items
•Integration activities or expense
•Performance in relation to pre-established objectives
•Any other items of significant income or expense which are determined to be appropriate adjustments
Individual Bonus Calculation
Target bonus awards are expressed as a percentage of the employee’s eligible earnings for each calendar year. Eligible earnings are defined as regular earnings paid during the year, holiday, vacation, and personal leave time. The target percentages will vary by position level. A participant’s actual bonus award may vary above or below the targeted level based on corporate performance, the overall performance of his or her business unit relative to the overall performance of the Company, and the participant’s performance in relation to his or her pre-determined individual objectives.

Position Level	Corporate Component Percentage	Individual Component Percentage
CEO	100%	Board Discretion
C-Level and VPs	80%	20%
Directors, Sr. Director	50%	50%
Managers and Professional Level (Exempt)	25%	75%
Hourly	0%	100%